Item 77I DWS High Income Fund
(a series of DWS High Income
Series)

Effective March 1, 2010 (the
Effective Date), Class B shares
of DWS High Income Fund (the
Fund) will be closed to new
purchases, except that Class B
shares may continue to be
purchased in connection with an
exchange or the reinvestment of
dividends or other distributions
(including the investment of
dividends and distributions in
Class B shares of another fund).
From and after the Effective Date,
except as noted above, no new
purchases of Class B shares will be
allowed, whether by new investors
or existing shareholders, including
purchases under an automatic
investment plan. The Effective Date
is subject to change.

The closing of the Class B shares
will not affect: (a) the right of
shareholders of Class B shares to
continue to sell (redeem) their
shares as provided in the prospectus,
subject to any applicable contingent
deferred sales charge ("CDSC"); or
(b) the automatic conversion of
Class B shares to Class A shares six
years after purchase. Class B shares
held as of the Effective Date will
continue as Class B shares with all
Class B attributes, including Rule
12b-1 fees, until sold or until their
automatic conversion to Class A shares.

Class A and Class C shares will continue to be offered as provided in the Fund prospectus.
Investors should note the differences
among the classes as described in the
prospectus, including differences in
sales charges and operating expenses.

From and after the Effective Date,
purchases by shareholders under Class
B shares automatic investment plans
(AIPs) established on or prior to
December 1, 2009 will be automatically
continued with Class A shares. Such
shareholders will then be permitted
to purchase Class A shares at net
asset value, without a sales charge,
whether as part of their AIP or
otherwise. The foregoing applies only
to purchases under (i) AIPs established
directly with DWS Investments (DWS
AIPs) and, (ii) provided they are
identified as an AIP by DWS Investments, AIPs sponsored by others, such as government direct deposit, employer sponsored payroll direct deposit and auto-debit programs established with the shareholders bank or credit union
(non-DWS AIP). Shareholders with a
non-DWS AIP should contact DWS
Investments prior to the Effective Date
to ensure that their account is
identified as an AIP. For any AIP
established after December 1, 2009,
this privilege to purchase Class A
shares without a sales charge will not
apply and orders for Class B shares from such an AIP received on or after the Effective Date will not be accepted. For this reason, shareholders will not be permitted to establish DWS AIPs for Class
B shares after December 1, 2009 and
shareholders should not establish non-DWS
AIPs for Class B shares after that date.

Additionally, from and after the Effective
Date, certain employer-sponsored employee benefit plans (known as DWS Investments
Flex Plans) using the ExpertPlan subaccount record keeping system maintained for DWS
Investments-branded plans that are currently purchasing Class B shares instead will purchase Class A shares at net asset value, without a sales charge.

The reinstatement feature described in the prospectus will be modified on the Effective
Date to no longer permit certain shareholders who have sold their Class B shares to repurchase
Class B shares within the six month period following the sale with a reimbursement (in the form of shares) of the CDSC. However, within the six month period after the sale, such shareholders may continue to purchase
Class A shares without a sales charge with the proceeds of the sale of Class B shares
(but without a reimbursement of the CDSC), subject to the conditions of the reinstatement feature as described in the prospectus.

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